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EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 33-26977, 33-36379, 33-50746, 333-00733, 333-00749, 333-00757, 333-09387, 333-33327, 333-75383, 333-92155, 333-58526, 333-67472 and 333-103653 of Computer Sciences Corporation on Forms S-8 of our report dated June 7, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph related to the change Computer Sciences Corporation made in its method of accounting for goodwill and other intangible assets, appearing in this Annual Report on Form 10-K of Computer Sciences Corporation for the year ended April 2, 2004.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP
Los Angeles, California June 11, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM